SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C. 20549


                              FORM 8 - K

                            CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  June 1, 1997


                         NORTH VALLEY BANCORP
        (Exact name of registrant as specified in its charter)


 Commission File Number:  0-10652



     CALIFORNIA                               94-2751350
   (State of incorporation)                (I.R.S. Employer
                                        identification number)




               880 E. Cypress Avenue, Redding, CA 96002
        (Address of principal executive offices and zip code)



                            (916) 221-8400
            (Registrant's area code and telephone number)

       Item 5:  Other Events

     Redding, California -- Rudy V. Balma, Chairman of the Board of Directors of North Valley Bancorp (Nasdaq Symbol: NOVB), announced on June 9, 1997, the appointment of James F. Cowee as Chief Executive Officer and a Director of North Valley Bancorp and its principal subsidiary, North Valley Bank, effective June 1, 1997. Mr. Cowee succeeds Donald V. Carter as Chief Executive Officer, following Mr. Carter's decision to step aside because of health reasons. Mr. Carter will remain President and a Director of North Valley Bancorp and North Valley Bank.

     In accepting Mr. Carter's decision, the Board of Directors recognizes the contributions of Mr. Cowee, as Executive Vice President since 1986, to the growth and success of North Valley Bank. Prior to joining North Valley Bank, Mr. Cowee was the manager of the Redding Office of Tri Counties Bank. He previously was a vice president of United California Bank's Oakland Main Office and served as a general manager of Chico Aviation, Inc. Mr. Cowee said he was honored by Don Carter's confidence in him and the opportunity to lead the management team that Don so carefully assembled. He indicated that his mission will be to maintain and build upon North Valley Bank's reputation of excellence in providing service to its customers while optimizing the value of the Corporation for its shareholders.

     North Valley Bank, with total assets of approximately $265 million as of March 31, 1997, operates nine branches, four in Redding and one each in Anderson, Shasta Lake City, Palo Cedro, Weaverville and Hayfork. The Corporation has 1,828,948 shares of common stock outstanding held by more than 900 shareholders.




                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NORTH VALLEY BANCORP



                                   By
                                          /s/ James F. Cowee
                                        James F. Cowee
                                        Chief Executive Officer
 Dated:  June 13, 1997.